                                                  Exhibit (m)(9)

                   AMENDED AND RESTATED DISTRIBUTION PLAN
                       FOR IVY FUND CLASS B SHARES

    WHEREAS, Ivy Fund (the "Trust") is registered as an open-end investment company under the Investment Company Act of 1940 (the "Act") and consists of one or more separate investment portfolios (the "Funds") as may be established and designated from time to time;

      WHEREAS, the Trust wishes to retain, pursuant to the terms of a distribution agreement (each a "Distribution Agreement") pursuant to the
Plan, from time to time, persons (each such persons so acting from time to time, the "Distributor") to act as principal Distributor of the Class B shares of the Trust; and

      WHEREAS, the Board of Trustees of the Trust has determined to adopt a Plan (the "Plan"), in accordance with the requirements of the Act and determined that there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders.

      NOW THEREFORE, the Trust hereby adopts the Plan to apply only to its
Class B shares on the following terms and conditions:

    1.   The Plan will pertain to the Class B shares of Ivy Bond Fund, Ivy
Cundill Global Value Fund, Ivy Developing Markets Fund, Ivy European
Opportunities Fund, Ivy Global Fund, Ivy Global Natural Resources Fund, Ivy
Global Science & Technology Fund, Ivy Growth Fund, Ivy International Fund,
Ivy International Growth Fund, Ivy International Small Companies Fund, Ivy
International Value Fund, Ivy Pacific Opportunities Fund, Ivy US Blue Chip
Fund, Ivy US Emerging Growth Fund, and to the Class B shares of such other
Funds as shall be designated from time to time by the Board of Trustees in any supplement to the Plan ("Supplement").

    2.   The Trust shall pay to each Distributor, as compensation for acting as principal distributor in respect of the Class B shares of the
Trust its Allocable Portion (as hereinafter defined) of a fee (the
"Distribution Fee"), which shall accrue daily at the rate of 0.75% per annum of each Fund's average daily net assets attributable to Class B shares of such Fund and be payable monthly. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the
Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. (the "NASD").
The Distribution Agreement between the Trust and each Distributor relating to the Class B shares shall provide that: (I) the Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion (as defined below) of the
Distribution Fee payable in respect of the Class B shares upon the settlement date of each sale of a Commission Share (as defined in the
Allocation Schedule attached to the Distribution Agreement) taken into account in determining such Distributor's Allocable Portion of such
Distribution Fee; (II) notwithstanding anything to the contrary in this
Plan or the Distribution Agreement, the Trust's obligation to pay such
Distributor its Allocable Portion of the Distribution Fee payable shall not be terminated or modified (including, without limitation, by change in the rules applicable to the conversion of Class B shares into shares of another class) for any reason (including a termination of the Distribution
Agreement between such Distributor and the Trust) except: (a) to the extent required by a change in the Act, the rules or regulations under the Act or the Conduct Rules of the NASD, in each case enacted or promulgated after
September 1, 1998, (b) on a basis which does not alter the Distributor's
Allocable Portion of the Distribution Fee computed with reference to
Commission Shares the date of original issuance of which occurred on or before March, 1999, (c) in connection with a Complete Termination (as hereinafter defined) of the Plan, or (d) on a basis, determined by the
Board of Trustees, including a majority of the Qualified Trustees (as hereinafter defined), acting in good faith, so long as: (1) neither the
Trust, nor any successor trust or fund or any trust or fund acquiring a substantial portion of the assets of the Trust (collectively, the "Affected
Funds") nor the sponsors of the Affected Funds pay, directly or indirectly, as a fee, a trailer fee, or by way of reimbursement, any fee, however denominated, to any person for personal services, account maintenance services or other shareholder services rendered to the holder of Class B shares of the Affected Funds from and after the effective date of such modification or termination, and (2) the termination or modification of the
Distribution Fee applies with equal effect to all outstanding Class B shares from time to time of all Affected Funds regardless of the date of issuance thereof; (III) the Trust will not take any action to waive or change any CDSC in respect of the Class B shares, the date of original issuance of which occurred on or before March, 1999, except as provided in the Trust's prospectus or statement of additional information, without the consent of such Distributor and its Transferees, (IV) notwithstanding anything to the contrary in the Plan or the Distribution Agreement, neither the termination of such Distributor's role as principal Distributor of the
Class B shares, nor the termination of such Distribution Agreement nor the termination of this Plan will terminate such Distributor's right to its
Allocable Portion of the CDSCs; and (V) notwithstanding anything to the contrary in the Plan or the Distribution Agreement, such Distributor may assign, sell or pledge (each, a "Transfer") its rights to its Allocable
Portion of the Distribution Fees and CDSCs and, upon receipt of notice of such Transfer, the Trust shall pay to the assignee, purchaser or pledgee
(collectively with their subsequent transferees, "Transferees"), as third party beneficiaries, such portion of such Distributor's Allocable Portion of the Distribution Fees or CDSCs in respect of the Class B shares so sold or pledged, and except as provided in (II) above and notwithstanding anything of the contrary set forth in this Plan or in the Distribution
Agreement, the Trust's obligation to pay such Distributor's Allocable
Portion of the Distribution Fees and CDSCs payable in respect of the Class
B shares shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of such Distributor. For purposes of this Plan, the term
Allocable Portion of Distribution Fees or CDSCs payable in respect of the
Class B shares as applied to any Distributor shall mean the portion of such
Distribution Fees or CDSCs payable in respect of the Class B shares allocated to such Distributor in accordance with the Allocation Schedule
(attached to the Distribution Agreement as it relates to the Class B shares). For purposes of this Plan and each Distribution Agreement, the term "Complete Termination" of the Plan means a termination of this Plan and every other distribution plan of each Affected Fund involving the complete cessation of the payment of Distribution Fees in respect of all shares of the current Class B shares of each Affected Fund and each future class of shares of each Affected Fund which has substantially similar characteristics to the shares of the current Class B of the Trust, including the manner of payment and amount of sales charge, contingent deferred sales charge or other similar charges borne directly or indirectly by the holders of such shares (all such classes of shares, "Class B
Shares").

    3.   The amount set forth in paragraph 2 of this Plan shall be paid for the Distributor's services as distributor of the Class B shares of a
Fund in connection with any activities or expenses primarily intended to result in the sale of the Class B shares of a Fund, including but not limited to, compensation to broker-dealers that have entered into a Dealer
Agreement with the Distributor, bonuses and other incentives paid to broker-dealers, compensation to and expenses of employees of the
Distributor who engage in or support distribution of a Fund's Class B shares; telephone expenses; interest expense;1 printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit on the foregoing.

    4.   The Trust will reimburse the Distributor for payments made to brokers, which are affiliated or unaffiliated with the Distributor, in connection with account maintenance and personal services to shareholders
(the "Service Fee"). The services for which the Service Fee may be made include, among others, advising clients or customers regarding the purchase, sale or retention of Class B shares of a Fund, answering routine inquiries concerning a Fund, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding the Fund and related developments. The Distributor will be reimbursed for such payments, subject to any applicable restriction imposed by the Rules of the National Association of Securities Dealers, Inc., up to
an amount equal on an annual basis to 0.25% of the average daily net asset value of outstanding Class B shares of a Fund which are registered in the name of a broker as nominee or held in a shareholder account that designates a broker as broker of record. Service Fees for which the
Distributor will be reimbursed may also be used to compensate certain entities in addition to brokers, such as banks and investment advisers, for rendering certain shareholder liaison services similar to those services rendered for Service Fees, pursuant to a related agreement between the
Distributor and such entity.

    5.   The Plan shall not take effect with respect to Class B of a Fund until it has been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of Class B of that Fund. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to Class B of a Fund if a majority of the outstanding voting securities of Class B of the Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Trust or of any other
Fund or class.

    6.   The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those
Trustees of the Trust who are not "interested persons" (as defined in the
Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the
Plan and such related agreements.

    7.   The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 6.

    8.   Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

    9.   Any agreement related to the Plan shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a
Fund, without payment of any penalty, by vote of a majority of the Plan
Trustees or by vote of a majority of the outstanding voting securities of
Class B of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

    10.  The Plan may be terminated at any time with respect to Class B of a Fund, without payment of any penalty, by vote of a majority of the Plan
Trustees, or by vote of a majority of the outstanding voting securities of
Class B of the Fund.

    11.  The Plan may be amended at any time with respect to Class B of a
Fund by the Board of Trustees, provided that (a) any amendment to increase materially the costs which the Fund may bear for distribution (including the Service Fee) pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class B of the Fund, and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 6 hereof.

    12.  While the Plan is in effect, the selection and nomination of
Trustees who are not interested persons (as defined in the Act) of the
Trust shall be committed to the discretion of the Trustees who are not interested persons.

    13.  The Trust shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 8 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

    14.  It is understood and expressly stipulated that neither the holders of shares of the Trust nor any Trustee, officer, agent or employees of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

[1]Only to the extent not prohibited by a regulation or order of the
    Securities and Exchange Commission.

      IN WITNESS WHEREOF, the Trust has adopted this Amended and Restated
Distribution Plan as of this 21st day of January, 2003.

                             IVY FUND

                             By: /s/Henry J. Herrmann
                                    Henry J. Herrmann, President